Exhibit 23.7

CONSENT OF ALLAN HAINES

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 2, 2007, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for the subsection on open pit mine geotechnical in the Oyu Tolgoi Technical Report dated March 30, 2007, under the heading “Item 3: Description of the Business – Oyu Tolgoi Copper and Gold Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F, which are incorporated by reference into the registration statement on Form S-8 (File Nos. 333-113048, 333-128205 and 333-135595) of Ivanhoe Mines Ltd.

ALLAN HAINES
/s/ Allan Haines
Title: Principal Consultant
Company: SRK Consulting

Dated: May 30, 2007